Exhibit 99.1
Hawthorn Bancshares Reports Results for First Quarter 2022
First Quarter 2022 Highlights
•Net income of $6.6 million, or $1.00 per diluted share

•Net interest margin, fully taxable equivalent ("FTE") of 3.50%

•Return on average assets and equity of 1.51% and 18.41%, respectively

•Loans, excluding Small Business Paycheck Protection Program ("PPP") loans, increased $37.9 million, or 2.9%, compared to the linked fourth quarter 2021 (“linked quarter”)

•Deposits decreased $60.7 million, or 4.0%, compared to the linked quarter

Jefferson City, MO — April 29, 2022 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $6.6 million for the first quarter 2022, an increase of $0.6 million compared to the linked quarter 2021 and an increase of $0.8 million from the first quarter 2021 (the "prior year quarter"). Earnings per diluted share (“EPS”) was $1.00 for the first quarter 2022 compared to $0.90 and $0.88 for the linked quarter and prior year quarter, respectively. Net income and EPS for the first quarter 2022 increased from the linked quarter primarily due to lower non-interest expense, partially offset by lower net interest income, described in more detail below.
Chairman David T. Turner commented, "Hawthorn Bank continued to perform very well in the first quarter of 2022. As we expected, and consistent with what we delivered through our financial results for the current quarter, most all of our largest borrowers who were negatively impacted through the pandemic are now returning to a state of improved financial stability. We are excited for their success, and proud to be partners on their journey. Our financial results for the quarter include significant, one-time adjustments to loan loss reserves, consistent with the improved financial health of our borrowers. In addition, over the last several quarters we have tried to be transparent regarding the financial "lift" we experienced from loan fees as PPP loans were forgiven. In the first quarter 2022, we had very little PPP loan fee income as loans eligible for forgiveness were significantly reduced, and near zero at quarter-end. Also, rising interest rates have most recently negatively impacted our mortgage loan production in the current quarter as compared to the linked quarter and prior year quarter. Hawthorn Bancshares reported $6.6 million of net income and $1.00 in earnings per share for the first quarter. We saw strong loan growth in the first quarter, and continue to be excited about further growth opportunities in the markets we serve, and stand ready as the community bank of choice to support their lending needs."
Turner continued, "As I've said before, I'm very proud of our team of bankers who have demonstrated the ability to excel in the delivery of financial services to our customers during these difficult times, and we continue to be very optimistic for the future."

Highlights
•Earnings – Net income of $6.6 million for the first quarter 2022 increased $0.6 million, or 10.3%, from the linked quarter, and increased $0.8 million, or 13.2%, from the prior year quarter. EPS was $1.00 for the first quarter 2022 compared to $0.90 for the linked quarter, and $0.88 for the prior year quarter.
•Net interest income and net interest margin – Net interest income of $14.1 million for the first quarter 2022, decreased $1.0 million from the linked quarter, and decreased $0.2 million from the prior year quarter. Net interest margin, on an FTE basis, was 3.50% for the first quarter, a decrease from 3.67% for the linked quarter, and a decrease from 3.61% for the prior year quarter.
•Loans – Loans held for investment increased by $31.8 million, or 2.4%, equal to $1.3 billion as of March 31, 2022 as compared to the end of the linked quarter. Year-over-year, loans held for investment grew $57.7 million, or 4.5%, from $1.3 billion as of March 31, 2021.
•Asset quality – Non-performing loans totaled $17.1 million at March 31, 2022, a decrease of $8.4 million from $25.5 million at the end of the linked quarter, and a decrease of $17.1 million from $34.2 million at the end of the prior year quarter. The reduction in non-performing loans in the current quarter, as compared to the linked quarter and prior year quarter is primarily due to several large non-accrual loans returning to accrual status described in more detail below. The allowance for loan losses to total loans was 1.07% at March 31, 2022, compared to 1.30% at December 31, 2021 and 1.44% at March 31, 2021.
•Deposits – Total deposits decreased by $60.7 million, or 4.0%, equal to $1.5 billion as of March 31, 2022 as compared to the end of the linked quarter. Year-over-year deposits grew $62.2 million, or 4.5%, from $1.4 billion as of March 31, 2021.
•Capital – Total shareholder’s equity was $134.4 million and the common equity to assets ratio was 7.74% at March 31, 2022 as compared to 8.13% and 7.55% at the end of the linked quarter and the prior year quarter, respectively. Regulatory capital ratios remain “well-capitalized”, with tier 1 leverage ratio of 10.99% and a total risk-based capital ratio of 14.66% at March 31, 2022.
The Company's 2019 Repurchase Plan was amended during the second quarter 2021 to authorize the purchase of up to $5.0 million in market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases. During the first quarter 2022, there were 23,536 common shares purchased at an average cost of $25.75 per share totaling $0.6 million. As of March 31, 2022, $4.4 million remained available for share repurchases pursuant to that authorization.
During the second quarter of 2022, the Company's Board of Directors approved a quarterly cash dividend of $0.17 per common share in addition to a special stock dividend of 4.0%, each payable July 1, 2022 to shareholders of record at the close of business on June 15, 2022.

Net Interest Income and Net Interest Margin
Net interest income of $14.1 million for the first quarter 2022, decreased $1.0 million from the linked quarter, and decreased $0.2 million from the prior year quarter. Driving the decrease from the linked quarter and prior year quarter was a decrease in PPP fee income of $1.1 million and $1.2 million, respectively. Net interest margin, on an FTE basis, was 3.50% for the first quarter, compared to 3.67% for the linked quarter, and 3.61% for the prior year quarter.
Loans
Loans held for investment increased by $31.8 million, or 2.4%, to $1.3 billion as of March 31, 2022 as compared to the end of the linked quarter and increased by $57.7 million, or 4.5%, from the end of the prior year quarter. Included within loans held for investment are PPP loans. At March 31, 2022, PPP loans totaled $2.3 million, as compared to $8.4 million and $56.3 million at the end of the linked quarter and prior year quarter, respectively. Excluding PPP loans, loans held for investment at March 31, 2022 increased 2.9% as compared to the end of the linked quarter, and 9.2% as compared to the end of the prior year quarter.
The yield earned on average loans held for investment was 4.34%, on an FTE basis, for the first quarter 2022, compared to 4.64% for the linked quarter and 4.81% for the prior year quarter. This decline in yield is largely attributed to the aforementioned decrease in PPP fee income for the respective periods.
Asset Quality
Non-performing loans totaled $17.1 million at March 31, 2022, a decrease of $8.4 million from $25.5 million at the end of the linked quarter, and a decrease of $17.1 million from $34.2 million at the end of the prior year quarter. These decreases in non-performing loans were primarily driven by a few large non-accrual loan relationships returning to accrual status in both the current quarter and linked quarter. Non-performing loans to total loans was 1.28% at March 31, 2022, and 1.96% and 2.68% at the end of the linked quarter and prior year quarter, respectively.
At March 31, 2022, $0.3 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $18.8 million, compared to $3.0 million of the Company's allowance for loan losses allocated to impaired loans totaling $27.3 million at the end of the linked quarter. At March 31, 2022, management determined that $16.1 million, or 85.8%, of total impaired loans required no reserve allocation compared to $16.6 million, or 61.0%, of total impaired loans at the end of the linked quarter primarily due to adequate collateral values.
In the first quarter 2022, the Company had net loan charge-offs of $124,000 compared to net loan recoveries of $375,000 in the linked quarter, and net loan recoveries of $248,000 in the prior year quarter. The Company recognized a negative provision expense for credit losses of $2.5 million for the first quarter 2022 compared to a negative provision expense of $2.4 million for the linked quarter and no provision for the prior year quarter. The negative provision expense in the first quarter 2022 and linked quarter resulted primarily from the release of specific reserves totaling $2.8 million and $2.7 million, respectively, due to returning significant loan balances to accrual from non-accrual status or other collateral valuation adjustments.
The allowance for loan losses at March 31, 2022 was $14.3 million, or 1.07% of outstanding loans, and 83.5% of non-performing loans. At December 31, 2021, the allowance for loan losses was $16.9 million, or 1.30% of outstanding loans, and 66.4% of non-performing loans. At March 31, 2021, the allowance for loan losses was $18.4 million, or 1.44% of outstanding loans, and 53.6% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of March 31, 2022.

Deposits
Total deposits at March 31, 2022 were $1.5 billion, a decrease of $60.7 million, or 4.0%, from December 31, 2021, and an increase of $62.2 million, or 4.5%, from March 31, 2021. The decrease in deposits over the linked quarter was negatively impacted by the funding cycle of public funds depositors. Growth in year-over-year deposits is indicative of the higher savings rate and/or reserves customers have chosen in response to pandemic conditions.
Non-interest Income
Total non-interest income for the quarter ended March 31, 2022 was $3.7 million, an increase of $0.1 million, or 1.4%, from the linked quarter, and a decrease of $0.8 million, or 18.5%, from the prior year quarter. The change in the current quarter compared to the prior year quarter is primarily due to the decrease in the gain on sale of real estate mortgages of $1.6 million, or 64.0%.
Non-interest Expense
Non-interest expense for the first quarter 2022 was $12.2 million, a decrease of $1.2 million, or 9.3%, from the linked quarter, and an increase of $0.4 million, or 3.8%, from the prior year quarter. The change in the current quarter compared to the linked quarter is primarily due to the decrease in legal fees expenses resulting from the recognition of final settlement of a legal matter in the fourth quarter of 2021.
The first quarter efficiency ratio was 68.4% compared to 71.8% and 62.1% for the linked quarter and prior year quarter, respectively.
Capital
The Company maintains its “well capitalized” regulatory capital position. At the end of the first quarter 2022, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.66%, tier 1 capital to risk-weighted assets 13.44%, tier 1 leverage 10.99% and common equity to assets 7.74%.
[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	March 31,	December 31	March 31,
Statement of income information:	2022	2021	2021
Total interest income	$15,436	$16,378	$16,102
Total interest expense	1,291	1,275	1,712
Net interest income	14,145	15,103	14,390
Provision for loan losses	(2,500)	(2,400)	—
Non-interest income	3,726	3,675	4,572
Investment securities (losses) gains, net	(4)	9	14
Non-interest expense	12,227	13,474	11,780
Pre-tax income	8,140	7,713	7,196
Income taxes	1,531	1,723	1,357
Net income	$6,609	$5,990	$5,839
Earnings per share:
Basic:	$1.00	$0.90	$0.88
Diluted:	$1.00	$0.90	$0.88

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	March 31,	December 31,	March 31,
	2022	2021	2021
Key financial ratios:
Return on average assets (YTD)	1.51%	1.30%	1.38%
Return on average common equity (YTD)	18.41%	16.46%	18.03%
Return on average assets (QTR)	1.51%	1.35%	1.38%
Return on average common equity (QTR)	18.41%	16.70%	18.03%

Asset Quality Ratios
Allowance for loan losses to total loans	1.07%	1.30%	1.44%
Non-performing loans to total loans (a)	1.28%	1.96%	2.68%
Non-performing assets to loans (a)	2.01%	2.76%	3.63%
Non-performing assets to assets (a)	1.55%	1.97%	2.68%
Performing TDRs to loans	0.13%	0.14%	0.19%
Allowance for loan losses to
non-performing loans (a)	83.51%	66.36%	53.64%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	8.22%	7.89%	7.64%
Period-end stockholders' equity to period-end assets (YTD)	7.74%	8.13%	7.55%
Total risk-based capital ratio	14.66%	14.79%	14.80%
Tier 1 risk-based capital ratio	13.44%	13.59%	13.21%
Common equity Tier 1 capital	10.36%	10.22%	9.93%
Tier 1 leverage ratio	10.99%	11.01%	10.22%
(a)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.

	March 31,	December 31	March 31,
Balance sheet information:	2022	2021	2021
Total assets	$1,735,683	$1,831,550	$1,731,924
Loans held for investment	1,333,923	1,302,133	1,276,185
Allowance for loan losses	(14,279)	(16,903)	(18,361)
Loans held for sale	909	2,249	6,308
Investment securities	292,244	316,278	244,330
Deposits	1,456,143	1,516,820	1,393,982
Total stockholders’ equity	$134,387	$148,956	$130,708

Book value per share	$20.35	$22.51	$19.75
Market price per share	$25.28	$25.94	$20.47
Net interest spread (FTE) (YTD)	3.36%	3.45%	3.44%
Net interest margin (FTE) (YTD)	3.50%	3.62%	3.61%
Net interest spread (FTE) (QTR)	3.36%	3.52%	3.44%
Net interest margin (FTE) (QTR)	3.50%	3.67%	3.61%
Efficiency ratio (YTD)	68.42%	64.81%	62.12%
Efficiency ratio (QTR)	68.42%	71.75%	62.12%
About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.
Contact:
Hawthorn Bancshares, Inc.
Stephen E. Guthrie
Chief Financial Officer
TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com
Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.